Exhibit 23.3

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exopack Holding Corp.

We consent to the use of our audit report dated April 21, 2006 on the combined balance sheet of The Packaging Group as at July 31, 2005 and 2004 and the related combined statements of operations and retained earnings (deficit) and cash flows for the years ended July 31, 2005, 2004 and 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Toronto, Canada

September 19, 2006